EXHIBIT (a)(1)(N)


This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, lawyer or other professional advisor.

                      CONOCO CANADA RESOURCES LIMITED

                        a wholly-owned subsidiary of

                                CONOCO INC.

                    NOTICE OF SUBSEQUENT OFFERING PERIOD
                                   of the

                             OFFER TO PURCHASE
                          All of the Common Shares

                                     of
                      GULF INDONESIA RESOURCES LIMITED

                                    for

                    U.S.$13.25 CASH FOR EACH COMMON SHARE

This is a notice (this "Notice") of a subsequent offering period to the offer made on June 12, 2002 by Conoco Canada Resources Limited ("Conoco Canada"), a wholly-owned subsidiary of Conoco Inc. ("Conoco"), to purchase all of the outstanding common shares, par value U.S.$0.01 per share (the "Shares"), of Gulf Indonesia Resources Limited ("Gulf Indonesia") for U.S.$13.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 2002, as amended (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, constitute the "Offer"). Capitalized terms used but not defined in this Notice have the respective meanings set forth in the Offer.


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THE INITIAL OFFERING PERIOD HAS EXPIRED AND ALL SHARES VALIDLY TENDERED IN THE
OFFER AND NOT PROPERLY WITHDRAWN AT 6:00 P.M. NEW YORK TIME ON JULY 19, 2002 HAVE BEEN ACCEPTED BY CONOCO CANADA FOR PAYMENT. THE SUBSEQUENT OFFERING
PERIOD BEGINS AS OF 6:00 P.M. NEW YORK TIME ON JULY 19, 2002 AND EXPIRES AT 6:00 P.M. NEW YORK TIME ON JULY 30, 2002, UNLESS EXTENDED.

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Shareholders who wish to accept the Offer may do so by properly completing and executing the Letter of Transmittal that accompanied the Offer to Purchase and depositing the same, together with certificates representing their Shares, in accordance with the instructions in the Letter of Transmittal and the Offer to Purchase. Shareholders may also accept the Offer by following the procedures for book-entry transfer set forth under "THE OFFER - Acceptance for Payment and Payment for Shares" and "THE OFFER - Procedure for Tendering Shares" in the Offer to Purchase. Alternatively, shareholders may follow the procedures for guaranteed delivery set forth under "THE OFFER - Procedure for Tendering Shares" in the Offer to Purchase. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent and additional copies of this Notice, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or the Information Agent at their respective offices shown on the back cover of this Notice.

Neither the Securities and Exchange Commission nor any U.S. state or Canadian provincial securities commission has approved or disapproved of the Offer or any transaction described in this Notice or in the Offer to Purchase or passed upon the fairness or merits of the Offer or the transactions described in this Notice or in the Offer to Purchase or upon the accuracy or adequacy of the information contained in this Notice or the Offer to Purchase. Any representation to the contrary is a criminal offense in the United States.


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                   The Dealer Managers for the Offer are:


Logo of J.P. Morgan Securities Inc.          Logo of Merrill Lynch & Co.

July 19, 2002


          Copies of this Notice, the Offer to Purchase and the Letter of Transmittal or other materials related to the Offer must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. This Notice, the Offer to Purchase and the Letter of Transmittal may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful. However, Conoco Canada or Conoco Canada's agents may, in Conoco Canada's or such agents' sole discretion, take such actions as may be deemed necessary to lawfully extend the Offer to holders of shares in such jurisdiction.


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                    NOTICE OF SUBSEQUENT OFFERING PERIOD

TO: THE HOLDERS OF COMMON SHARES OF GULF INDONESIA RESOURCES LIMITED

          By this Notice, Conoco Canada is providing for a subsequent offering period during which the Offer is open for acceptance and shareholders of Gulf Indonesia who did not accept the Offer during the initial offering period may tender their Shares into the Offer.

          Except as otherwise set forth in this Notice, the information, terms and conditions in the Offer to Purchase and the Letter of Transmittal continue to be applicable in all respects and this Notice should be read in conjunction therewith.

1.   SUBSEQUENT OFFERING PERIOD

          Conoco Canada has announced it is providing for a subsequent offering period during which the Offer is open for acceptance from 6:00 p.m. New York time on July 19, 2002 until 6:00 p.m. New York time on July 30, 2002. The term "Subsequent Offering Period Expiration Date" shall mean 6:00 p.m. New York time on July 30, 2002, unless extended.

          Shareholders tendering Shares during the subsequent offering period will receive the same per Share U.S.$13.25 Offer Price paid in the initial offering period.

2.   REASONS FOR SUBSEQUENT OFFERING PERIOD

          On July 19, 2002, Conoco Canada accepted for payment all Shares validly tendered during the initial offering period. The initial offering period expired at 6:00 p.m. New York time on July 19, 2002. During the initial offering period, 17,959,400 Shares were tendered in the Offer, representing approximately 73.5% of the Shares not owned by Conoco Canada. These Shares are sufficient for Conoco Canada to satisfy the Minimum Tender Condition for the Offer. As Conoco Canada has attained the Minimum Tender Condition, it is obligated pursuant to the Support Agreement to use its best efforts to execute either a Compulsory Acquisition or a Statutory Transaction.

          As the Minimum Tender Condition has been satisfied, Conoco Canada's ability to execute a Second-Step Acquisition is assured. Conoco Canada is providing a subsequent offering period in order to permit holders of Shares who have not yet tendered their Shares to participate in the Offer and receive payment for their Shares in an expedited manner. In the event that Conoco Canada is unable to acquire in the Offer (including the subsequent offering period) not less than 90% of the Shares not already owned by Conoco Canada, its affiliates or its associates, Conoco Canada intends to acquire the remaining Shares through a Statutory Transaction, which Conoco Canada expects would occur 60 to 90 days following the Subsequent Offering Period Expiration Date. In the event that Conoco Canada is able to acquire in the Offer (including the subsequent offering period) not less than 90% of the Shares not already owned by Conoco Canada, its affiliates or its associates, Conoco Canada intends to acquire the remaining Shares using the compulsory acquisition provisions of Section 133 of the BUSINESS CORPORATIONS ACT (New Brunswick), which Conoco Canada expects would occur shortly following the Subsequent Offering Period Expiration Date. In either case, a holder of Shares who does not tender its Shares pursuant to the Offer will receive U.S.$13.25 per Share in cash, without interest thereon, unless such holder validly exercises appraisal and dissent rights, in which case the consideration to such holder will be determined in the manner described under "THE SECOND-STEP ACQUISITION" in the Offer to Purchase and which may be greater or less than U.S.$13.25 per Share.

3. PROCEDURE FOR TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

          Shares which have not already been tendered in the Offer may be tendered to the Depositary at one of the addresses listed on the back cover of this Notice at or prior to the Subsequent Offering Period Expiration Date,


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                                   - 2 -


pursuant the procedures set forth under "THE OFFER - Procedure for Tendering Shares" in the Offer to Purchase and in the Letter of Transmittal.

          Conoco Canada will immediately accept for payment and promptly pay for all Shares tendered during the subsequent offering period.

4.   WITHDRAWAL OF SHARES TENDERED IN THE OFFER

          Conoco Canada has taken up, accepted for payment and instructed the Depositary to pay for all Shares validly tendered and not properly withdrawn prior to 6:00 p.m. New York time on July 19, 2002 and, accordingly, Shares so tendered cannot be withdrawn.

          Withdrawal rights are available to shareholders who tender their Shares during the subsequent offering period. For a withdrawal to be effective, a written notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover of this Notice not later than the Subsequent Offering Period Expiration Date. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry tender as set forth under "THE OFFER - Procedure for Tendering Shares" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. IN ORDER TO BE EFFECTIVE, A NOTICE OF WITHDRAWAL MUST BE ACCOMPANIED BY A CERTIFIED CHECK IN THE NAME OF CONOCO CANADA IN AN AMOUNT EQUAL TO THE AGGREGATE OFFER PRICE IN RESPECT OF THE SHARES WITHDRAWN.

          Canadian provincial securities law provides additional rights of withdrawal in certain circumstances when a Notice of Change or a Notice of Variation is delivered. In the event any such notice is delivered, any accompanying rights of withdrawal will be discussed in such notice.

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Conoco Canada, in its sole discretion, which determination shall be final and binding. None of Conoco, Conoco Canada, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

          Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "THE OFFER - Procedure for Tendering Shares" in the Offer to Purchase at any time prior to the Subsequent Offering Period Expiration Date.

          If Conoco Canada extends the subsequent offering period, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Conoco Canada's rights under the Offer, the Depositary may, nevertheless, on Conoco Canada's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.


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                                   - 3 -

5.   STATUTORY RIGHTS

          Securities legislation in certain of the provinces and territories of Canada provides shareholders of Gulf Indonesia with, in addition to any other rights they may have at law, rights of rescission or to damages or both, if there is a misrepresentation in the Offer to Purchase or notice that is required to be delivered to such shareholders, such as this Notice. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                          APPROVAL AND CERTIFICATE

Dated:  July 19, 2002

          The contents of this Notice have been approved, and the sending thereof to the holders of common shares of Gulf Indonesia Resources Limited has been authorized, by the board of directors of Conoco Canada Resources Limited. This Notice contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, this Notice does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid.

                        CONOCO CANADA RESOURCES LIMITED



/s/ Henry W. Sykes                        /s/ Murray E. Hesje
--------------------------------------    -------------------------------------
Henry W. Sykes                            Murray E. Hesje
President (as Chief Executive Officer)    Senior Vice-President Finance
                                          (as Chief Financial Officer)



                      On behalf of the Board of Directors




/s/ Robert E. McKee                       /s/ H. Earl Joudrie
--------------------------------------    -------------------------------------
Robert E. McKee                           H. Earl Joudrie
Director                                  Director


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                                   - 4 -


                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK
                            REORGANIZATION SERVICES



        BY MAIL:                   BY FACSIMILE:                BY HAND
     P.O. Box 11248                (973) 247-4077        OR OVERNIGHT DELIVERY:
 Church Street Station      For confirmation telephone:      One Wall Street
New York, NY 10286-1248            (973) 247-4075              Third Floor
                                                            New York, NY 10286

                  The Information Agent for the Offer is:


                     [logo of Innisfree M&A Incorporated]
                       501 Madison Avenue, 20th Floor
                          New York, New York 10022
              Bankers and Brokers Call Collect: (212) 750-5833
                 All Others Call Toll-Free: (888) 750-5834



                   The Dealer Managers for the Offer are:

[logo of J.P. Morgan Securities Inc.]         [logo of Merrill Lynch & Co.]
    277 Park Avenue, 9th Floor                    Bow Valley Square IV
     New York, New York 10172                Suite 1650, 250-6th Avenue S.W.
    Toll Free: (866) 262-0777                       Canada T2P 3H7
    Telephone: (212) 622-2624                   Telephone: (403) 231-7318